Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: December 17, 2004

CONTACT:                                 Ronald J. Norick

Chairman of the Board

(405) 943-7123

SPORT-HALEY, INC.  ANNOUNCES ENGAGEMENT OF CAYMUS PARTNERS LLC

TO ASSIST WITH EXPLORATION OF STRATEGIC ALTERNATIVES

Denver, Colorado – December 17, 2004 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) announced today that, effective December 15, 2004, the Company has engaged the investment banking firm of Caymus Partners LLC to assist the Company in exploring potential strategic alternatives to maximize shareholder value. It is not known at this time whether any transaction will result from exploring these potential strategic alternatives.

Caymus Partners LLC (www.caymuspartners.com) is a middle market investment banking firm based in Atlanta and New York. Caymus Partners provides investment banking services, including merger and acquisition advice, private placement services and strategic financial advisory services to companies in the consumer, business services and healthcare industries.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations of these words or the negative of those words, and, any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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